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                                                                    Exhibit 99.1

[*]


Australian Securitisation Management Pty Limited
Level 6
12 Castlereagh Street
Sydney NSW 2000


Dear Sirs


ARMS II GLOBAL FUND 3

We have acted for Australian Securitisation Management Pty Limited in connection with ARMS II Global Fund 3 constituted under the Master Trust Deed between Permanent Custodians Limited and Australian Mortgage Securities Ltd dated 7 March 1995, as amended and restated from time to time.

Definitions in the Prospectus as filed with the Securities and Exchange Commission under the US Securities Act of 1933 (the PROSPECTUS) apply in this opinion. RELEVANT JURISDICTION means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.   DOCUMENTS

     We have examined a copy of the Prospectus.

2.   ASSUMPTION

     For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.   QUALIFICATIONS

     Our opinion is subject to the qualification that we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular, we express no opinion as to the laws of England or the United States.

4.   OPINION

     Based on the assumptions and subject to the qualifications set out above (which, except where expressly stated, apply equally to each of the opinions below) we are of the following opinion.

     (a) Any final and conclusive judgment of a court of the State of New York, United States of America, or the United States Federal Court having jurisdiction recognised by the Relevant Jurisdiction, in respect of an obligation under an

OUR REF STHS

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[ALLENS ARTHUR ROBINSON LOGO]

          Offshore Bond, which is for a fixed sum of money and which has not been stayed or satisfied in full, would be enforceable by action in the courts of each Relevant Jurisdiction without a re-examination of the merits of the issues determined by the proceedings in the New York State Court or the United States Federal Court (as applicable) unless:

          (i) the proceedings in the New York State Court or the United States Federal Court (as applicable) involved a denial of the principles of natural justice;

          (ii) the judgment is contrary to the public policy of the Relevant Jurisdiction;

          (iii) the judgment was obtained by fraud or duress or was based on a clear mistake of fact;

          (iv)   the judgment is a penal or revenue judgment; or

          (v) there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment of the New York State Court or the United States Federal Court (as applicable).

          In particular, actions in a Relevant Jurisdiction (including as original actions or as actions to enforce judgments of a United States Court) relating to civil liabilities predicated on securities laws of the United States may not be enforceable in a Relevant Jurisdiction.

     (b) A judgment by a court in a Relevant Jurisdiction may be given in some cases only in Australian dollars.

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.


Yours faithfully


ALLENS ARTHUR ROBINSON
Matthew Allchurch
Partner

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